Exhibit 97.1

IMMUNOPRECISE ANTIBODIES LTD.

INCENTIVE COMPENSATION RECOVERY POLICY

1.
Introduction.

The Board of Directors of ImmunoPrecise Antibodies Ltd. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company's compensation philosophy. The Board has therefore adopted this policy, which provides for the recovery of erroneously awarded incentive compensation in the event that the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), related rules and the listing standards of the Nasdaq Capital Market or any other securities exchange or marketplace on which the Company’s shares are listed or quoted in the future (the “Exchange”).

2.
Administration.

This Policy shall be administered by the Board or, if so designated by the Board,the Remuneration and Nomination Committee (the “Committee”), in which case, all references herein to the Board shall be deemed references to the Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

3.
Covered Executives.

This Policy applies to the Company’s current and former executive officers,as determined by the Board in accordance with Section 10D of the Exchange Act and the Listing Standards, and such other senior executives or employees who may from time to time be deemed subject to the Policy by the Committee (“Covered Executives”). The following are examples of persons who may be deemed executive officers:

•
Chief Executive Officer;
•
President;
•
Chief Financial Officer or principal financial officer;
•
Chief Scientific Officer;
•
Principal accounting officer or controller;
•
Any vice president in charge of a principal business unit, division or function, such as sales administration or finance;
•
Any other officer who performs a policy-making function; and
•
Any other person (such as an executive officer of a subsidiary or parent entity)who performs similar policy-making functions for the company.

This Policy covers Incentive Compensation received by a person after beginning service as a Covered Executive and who served as a Covered Executive at any time during the performance period for that Incentive Compensation.

4.
Recovery: Accounting Restatement.

In the event the Company is required to prepare an Accounting Restatement, the Company will recover reasonably promptly any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, including transition periods resulting from a change in the Company’s fiscal year as provided in Rule 10D-1of the Exchange Act and Exchange listing standards. Incentive Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

a.
Definition of Accounting Restatement.

For purposes of this Policy, an “Accounting Restatement” means the Company is required to prepare an accounting restatement of its financial statements filed with the Securities and Exchange Commission (the “SEC”) due to the Company’s material noncompliance with any financial reporting requirements under the federal securities laws (including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period).

The determination of the time when the Company is “required” to prepare an Accounting Restatement shall be made in accordance with applicable SEC rules and Exchange listing standards.

An Accounting Restatement does not include situations in which financial statement changes did not result from material non-compliance with financial reporting requirements, such as, but not limited to retrospective: (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control;

(v) adjustment to provision amounts in connection with a prior business combination; and (vi) revision for stock splits,stock dividends, reverse stock splits or other changes in capital structure.

b.
Definition of Incentive Compensation.

For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure” (as defined in paragraph (b) below), including, for example, bonuses or awards under the Company’s short and long-term incentive plans, grants and awards under the Company’s equity incentive plans, and contributions of such bonuses or awards to the Company’s deferred compensation plans or other employee benefit plans. Incentive Compensation does not include awards which are granted, earned and vested without regard to attainment of Financial Reporting Measures, such as certain time-vesting awards, discretionary awards and awards based wholly on subjective standards, strategic measures or operational measures.

c.
Financial Reporting Measures.

“Financial Reporting Measures” are those that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including non-GAAP financial measures) and any measures derived wholly or in part from such Financial Reporting Measures. For the avoidance of doubt, Financial Reporting Measures include stock price and total shareholder return. A measure need not be presented within the financial statements or included in a filing with the SEC to constitute a Financial Reporting Measure for purposes of this Policy.

d.
Excess Incentive Compensation: Amount Subject to Recovery.

The amount(s) to be recovered from the Covered Executive will be the amount(s) by which the Covered Executive’s Incentive Compensation for the relevant period(s) exceeded the amount(s) that the Covered Executive otherwise would have received had such Incentive Compensation been determined based on the restated amounts contained in the Accounting Restatement. All amounts shall be computed without regard to taxes paid.

For Incentive Compensation based on Financial Reporting Measures such as stock price or total shareholder return, where the amount of excess compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the Board will calculate the amount to be reimbursed based on a reasonable estimate of the effect of the Accounting Restatement on such Financial Reporting Measure upon which the Incentive Compensation was received. The Company will maintain documentation of that reasonable estimate and will provide such documentation to the applicable Exchange.

4.
Method of Recovery.

The Board will determine, in its sole discretion, the method(s) for recovering reasonably promptly excess Incentive Compensation hereunder. Such methods may include, without limitation:

a.
requiring reimbursement of Incentive Compensation previously paid;

(ii) forfeiting any Incentive Compensation contribution made under the Company’s deferred compensation plans;

(iii) offsetting the recovered amount from any compensation that the Covered Executive may earn or be awarded in the future;

(iv) taking any other remedial and recovery action permitted by law, as determined by the Board; or

(v) some combination of the foregoing.

5.
No Indemnification [or Advance].

Subject to applicable law, the Company shall not indemnify, including by paying or reimbursing for premiums for any insurance policy covering any potential losses, any Covered Executives against the loss of any erroneously awarded Incentive Compensation.

6.
Interpretation.

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or listing standards adopted by the SEC or any Exchange.

7.
Effective Date.

The effective date of this Policy is October 2, 2023 (the “Effective Date”). This Policy applies to Incentive Compensation received by Covered Executives on or after the Effective Date that results from attainment of a Financial Reporting Measure based on or derived from financial information for any fiscal period ending on or after the Effective Date. In addition, this Policy is intended to be and will be incorporated as an essential term and condition of any Incentive Compensation agreement, plan or program that the Company establishes or maintains on or after the Effective Date.

8.
Amendment and Termination.

The Board may amend this Policy from time to time in its discretion, and shall amend this Policy as it deems necessary to reflect changes in regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or listing standards adopted by an Exchange.

9.
Other Recovery Rights.

The Board intends that this Policy will be applied to the fullest extent of the law. Upon receipt of this Policy, each Covered Executive is required to complete the Receipt and Acknowledgement attached as Schedule A to this Policy. The Board may require that any employment agreement or similar agreement relating to Incentive Compensation received on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any (i) other remedies or rights of compensation recovery that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, or similar agreement relating to Incentive Compensation, unless any such agreement expressly prohibits such right of recovery, and (ii) any other legal remedies available to the Company.The provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws.

10.
Impracticability.

The Company shall recover any excess Incentive Compensation in accordance with this Policy, except to the extent that certain conditions are met and the Board has determined that such recovery would be impracticable, all in accordance with Rule 10D-1 of the Exchange Act and Nasdaq Listing Rule 5608 or the listing standards of any other Exchange.

11.
Successors.

This Policy shall be binding upon and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives